EXECUTIVE SEPARATION AND CONSULTING AGREEMENT

This Executive Separation and Consulting Agreement (the "Agreement") made and entered into as of the 11th day of January 2007, between eMagin Corporation, a Delaware corporation (the "Company"), and Gary Jones (the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement effective January 1, 2006 (“Agreement A”) and an Amendment No. 1 to the Executive Employment Agreement dated April 17, 2006 (“Agreement B”), cumulatively referred to as the “Employment Agreements”.

WHEREAS, by mutual agreement with the Company, the Executive will terminate employment with the Company by the terms of this Agreement that will amend and, to the extent provided herein, supersede all prior Employment agreements, effective as of January 11, 2007 (the “Effective Date”), and provide for the Executive to remain available as a consultant to advise the Company on M&A and other matters as long as both the Executive and a majority of the Board of Directors of the Company agree to continuing the consultancy.

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive Employment Agreement is hereby amended to incorporate terms as follows:

1. Consideration and Terms of Compensation

The Company hereby agrees to award the Executive certain payments in exchange for the Executive’s agreement to terminate his employment with the Company in accordance with this Agreement, as well as for amounts that are currently owed to the Executive prior to the termination of employment.. In addition, to better enable and encourage the Executive to assist the Company as a consultant, certain post-termination arrangements are provided in this Agreement.

1.1 Cash Amounts owed to Executive at time of termination of Employment:
Executive will be paid the following in cash (or as a confirmation of a credit against any withholding taxes owed by the employee) within 4 business days of the Effective Date: (a) all salary accrued as of the Effective Date plus the equivalent of 30 days of salary; (b) the equivalent of salary for all unused sick, personal choice holidays, and personal days accrued as of the Effective Date; (c) payment for accrued vacation equaling 360 hours of vacation time as of the Effective Date. Any other amounts due the Executive on the Effective Date will also be paid within 4 days (or as a confirmation of a credit against any withholding taxes owed by the employee) of the Effective Date.

1.2 Tax overpayments previously paid by the Executive which have been or will be refunded directly to the Company, per written notice received from the Company’s tax accountant, will be paid to the Executive within 4 days of the Effective Date.

1.3 Stock paid to Executive at time of termination of Employment
The Company agrees to grant Executive 500,000 registered shares of common stock in eMagin Corporation from the Employee Stock Plan (“the Plan”) or other unrestricted stock plan. Such shares shall be DWAC-wired to the broker designated by the Executive on the Effective Date, 11:00AM EST. The Company will arrange with the transfer agent to ensure compliance with this delivery date.

1.4 Executive will be granted a cash payment of $460,000 upon a change of control event, whether occurring as a result of single or multiple events, such as sale of the Company through the sale of stock or equivalent interest representing a majority of the Company from the Effective Date, a sale or transfer of all, or a majority of the Company’s assets reported by the Company in a SEC filing or press release, equity or debt financing resulting in an effective change of control in one or more steps (calculated as if fully converted), or effective change of control by way of a sale or transfer of rights to a substantial portion of the future product output or intellectual property of the Company (e.g., providing another company an exclusivity for any major markets or providing rights to another company to produce products using the company’s OLED technology (collectively, a “Change of Control”). The foregoing Change of Control payment shall be due and payable only if, and when, such Change of Control of the Company results in the payment of the Company’s senior secured debt, when such debt is converted to equity, or there is a restructuring of the Company where the majority of the debt amounts due the lenders is agreed to be restructured by the lenders all or in part.

1.5 In addition, Executive agrees to reasonably pursue the general type Change of Control transactions listed in Section 1.4 and to devote reasonable best efforts, time and attention, unless otherwise mutually agreed by the Executive and the Chairman of the Board of Directors of the Company, or if there is any change in direction of the Company away from actively pursuing such a long term or short term Change of Control as a primary effort. Any such effort by the Executive requires reasonable support to the Executive by the Company, attorneys, and bankers toward the pursuit of such a Change of Control. Moreover, Executive shall provide the Board of Directors of the Company with weekly reports describing Executive’s activities during the prior calendar week with respect to his consulting efforts on behalf of the Company in accordance with this Agreement.

1.6 Section 16 Filings
The Company will provide the highest priority and conscientious support in issuing all shares as specified in this Agreement, with all transfer and registration costs borne by the Company. Unlimited registration rights are provided for all stock granted to the Executive. The Company’s attorneys will, at Company expense, provide prompt assistance to convert all Executive’s stock to free trading status and to file the necessary Form 4 paperwork to complete the stock issuances properly and fully assist the Executive with his Section 16 filing requirements consistent with the Company’s past practices.

1.7 Withholdings for Taxes:
Taxes will be withheld and paid in a standard manner for ordinary income in 2007 for all cash payments made pursuant to this Agreement consistent with the Company’s past practices. Stock issuance withholdings will be based on a Moss Adams report discount valuation of the market closing bid price as reported by the American Stock Exchange on the day of issuance to take into account block discount valuation reduction effects.

1.8 Voluntary Forfeiture of Executive’s Options
Upon the execution of this Agreement, Executive agrees to forfeit all of the options currently held by the Executive in the Company. (Approximately 230,000 options).

2.0 Use of Office and Equipment

The Executive will retain use of his current Company offices and communications pathways in both Hopewell Junction, NY and Bellevue, WA, including current office and communications support, equipment, telephone access, Company-supported land line or cell phones as has been done previously, and other Executive support provided at Company expense by the Company, until the earlier of (i) end of calendar year 2007, (ii) a change of control, or (iii) when the Executive begins full-time employment elsewhere. The Executive will furthermore retain use of all mobile and home based electronic and communications equipment, data, media, and supplies provided by the company for use primarily by the employee for up to 28 months from the Effective Date, provided that Company data is copied for the Company’s use.

3.0 Provisions for Moving Personal Effects

The Company will provide up to $7,500 for reasonable packing of all of Executive’s personal effects currently located in New York Company offices or storage space and shipping such items to up to two locations within the general area of the Company’s Bellevue Offices, to be specified by the Executive. All personal effects and files on the premises or in storage will remain confidential to the Executive. Travel associated with assisting in the clearing out this space will also be a permissible expense to the Company or its acquirer. To the extent the foregoing payment is deemed to constitute taxable income to the Executive by a tax professional, the Company shall also pay to the Executive the amount of any actual federal and State income taxes incurred by the Executive in connection with this payment.

4.0 Personal Benefits

Executive will be provided all insurance benefits as when previously employed through the earlier of March 31, 2007, or the Sale of the Company or substantially all of the Company’s assets, at Company expense free of any cost or tax to the Executive. All medical, insurance, and dental benefits will be covered during this period. Thereafter, Executive will be provided with right to participate in full COBRA (or equivalent) Company insurance plans.

5.0 No Arbitration; Time is of the Essence

5.1 This Agreement is hereby agreed to and is not subject to arbitration to negotiate the stated terms or validity. The Company agrees that payment of all cash due to the Executive and payment of stock in DWAC or DTC form will be made on the dates designated elsewhere in this Agreement, or within 2 days of the Effective Date, whichever is later.

Time is of the essence for all payments due within 10 business days of the Effective Date (namely, payments due under section 1.0) and no arbitration or legal issues shall in any way be permitted to delay these required payments. Financial compensation alone would not be sufficient compensation for breach of the Company’s duty to make these payments.

Additionally, a 12% initial penalty on the 1st late business day a payment is late plus an interest rate equal to the maximum fee and penalty limits of Washington State law plus any other losses incurred by the Executive due to the delayed payments due within 10 business days of the Effective Date. These fees and penalties would apply to the entire value of any delayed cash or stock payments due within 10 business days of the Effective Date, with the stock pricing value being the most recent AMEX closing price as of the date of this agreement or the date of each late assessment, whichever is higher based on the most recent quoted closing price of the Company’s common stock quoted by the American Stock Exchange or whatever exchange or quotation system the Company’s common stock may then be listed or quoted on.

All late fees and penalties, including all costs of collection and legal costs, arising from non-payment of the amounts due (either by direct payment or by way of credit against the Executive’s liabilities at the time of the termination of Executive’s employment, will be paid in cash immediately when due and any late fees or penalties will accrue the same fees and penalties as other late payments in this Agreement.

6.0 Non-Competition and Non-Solicitation

6.1 The following modification replaces and supersedes Section 4.1 of Agreement A. The Executive hereby agrees that for a period of one year following the Effective Date, the Executive will not, without the prior written consent of the Company, have any direct interest in any person, firm, corporation or business competing with the Company in the Covered Area. For purposes of this Section 6.1 (i)“Competing Business” means any company engaging directly in the manufacturing of OLED on single crystal silicon microdisplays. For purposes of this Section 7.1 (ii) “Covered Area” means all geographical areas of the United States, and other foreign jurisdictions where the Company has offices or manufactures OLED microdisplays. The Executive will not be restricted in participating in businesses that may purchase, utilize, design products, sell or resell any types of displays or related products, nor will the Executive be restricted in any technology areas other than directly in OLED microdisplay manufacturing. The Executive will also not be restricted in investing in or managing investments in any display, lighting, or imaging companies of any kind. Furthermore, for a period of one (1) year following the Effective Date, Executive will not, directly solicit for employment any officer, director or senior level employee of the Company except that Executive shall not be precluded from hiring (i) any such employee who has been terminated by the Company or the employee prior to commencement of employment discussions between Executive and such employee, (ii) any such employee who contacts Executive on his or her own initiative without any direct or indirect solicitation by or encouragement from Executive or (ii) any such employee that responds to a general advertisement and other similar broad forms of solicitation (including solicitations by a recruiting firm hired by Executive).

7.0 Release by the Executive

In consideration for the promises and undertakings of the Company under this Agreement, the Executive hereby unconditionally releases and forever discharges the Company from any and all claims, demands, causes of action, suits, damages, remedies, obligations, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, except for any claim which arises out of or is in any way related to this Agreement, which the Executive now has, has ever had or may hereafter have against the Company arising contemporaneously with or prior to the Effective Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Date.

8.0 Publicity

The Company and Executive agree that all publicity or other public statements related to Executive will be mutually approved by both the Executive and the Chairman of the Board of the Company prior to issuance; provided, however, that the Company shall be entitled to make all public statements and disclosures it reasonably determines is necessary to comply with all applicable laws.

9. Other Provisions

9.1 The parties acknowledge that while the Executive will be acting following the termination of his employment as a consultant to the Company, he will serve as an independent advisor and not in any other capacity including as a fiduciary, except to the extent of fiduciary duties arising from the Executive’s duties (if any) as a Director of the Company. Neither this Agreement nor the delivery of any advice in connection with this engagement is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against the Executive or the Company. The Company agrees to indemnify the Executive against any claims related to the Company and the Company’s actions, other than claims of gross negligence or willful misconduct specifically by the Executive.

10. Entire Agreement and Other Provisions

This is the entire agreement, this Agreement supersedes all prior agreements related to this matter, and this Agreement may only be formally modified when a modification is duly executed by the Executive, and the Board of Directors of the Company, or such employees, agents or representatives that the Board shall have appointed to make such modifications. The parties hereby acknowledge and agree that the Confidential Information and Invention Assignment Agreement executed by the Executive in favor of the Company shall remain in full force and effect after the Effective Date for one year.

This Agreement is governed by the laws of the Washington, U.S.A. without regard to conflicts of law principles. The Company and the Executive agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by the Executive hereunder. With respect to all matters relating to this Agreement, the Company hereby irrevocably (a) submits to the non-exclusive jurisdiction of any Washington State or Federal Court sitting in the State of Washington, County of King, U.S.A.; (b) agrees that all claims related hereto may be heard and determined in such courts; (c) waives the defense of an inconvenient forum; (d) agrees that a final judgment of such courts shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process that it or its properties or assets has or may acquire.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The Agreement may be deemed as executed upon receipt of email affirmation, to be followed by execution of physically signed documents within five (5) business days.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first stated above.

“EXECUTIVE”

By /s/ Gary Jones

Gary Jones

“COMPANY”
eMagin Corporation

By /s/ Thomas Paulsen

Thomas Paulsen
Chairman of the Board and Chairman of the Compensation Committee

By /s/ Jack Goldman

Jack Goldman
Compensation Committee

By /s/ David Gottfried

David Gottfried
Compensation Committee